Exhibit 99.1

AVAX Technologies, Inc. OTCMarket: AVXT.OB For Immediate Release	Contact: Richard P. Rainey President (215) 241-9760

AVAX Technologies Announces Special Protocol Assessment Agreement
with FDA for a Phase III Clinical Trial of M-Vax in Metastatic Melanoma

~  Agreement reached with Agency on Accelerated Approval Surrogate Endpoints  ~

Philadelphia, PA/Lyon, France October 12, 2006 - AVAX Technologies, Inc. (OTCMarket: AVXT.OB) today announced it has reached a Special Protocol Assessment (SPA) agreement with the U.S. Food and Drug Administration (FDA) for the initiation of a registrable pivotal Phase III clinical trial for M-Vax, the Company’s AC Vaccine technology for the treatment of patients with metastatic melanoma. The SPA is a written agreement between AVAX and the FDA regarding the trial design, surrogate endpoints to be used as a basis of filing for accelerated approval of M-Vax and the statistical analysis plan necessary to support the full regulatory approval of M-Vax.

“We are pleased with the successful conclusion of our discussions with the FDA related to this SPA” noted David Berd, MD, Chief Medical Officer of AVAX and the Inventor of the AC Vaccine Technology. “We plan on submitting the data we have generated in support of our production and release assays to the FDA and will look forward to beginning patient accrual shortly thereafter. Clearly, there is a need for better treatments for Stage IV melanoma, and we are focusing our efforts on bringing M-Vax to market to address this need and provide an additional therapeutic option for these patients”.

The Phase III study will enroll up to 387 patients with stage IV melanoma, who will be assigned in a double-blind fashion at a 2:1 ratio to M-Vax or Placebo vaccine. The M-Vax arm will consist of an initial dose of M-Vax (autologous DNP-modified tumor cells) followed by cyclophosphamide (CY) and then six weekly doses of M-Vax administered with Bacillus of Calmette and Guerin (BCG). Following vaccine administration patients will receive a specific schedule of low dose IL-2. Patients assigned to the control group will receive a treatment identical to the M-Vax group, except that a Placebo Vaccine will replace M-Vax. The primary endpoints of the study are best overall anti-tumor response rate and the percentage of patients surviving at least 2 years. Secondary endpoints of the study will include overall survival time, response duration, percentage complete and partial responses, progression free survival and treatment related adverse events.

The data analysis plan for the study includes an interim analysis of Best Overall Response Rate (complete and partial) to be performed when half the patients (194 patients) have completed assessment of their best anti-tumor response. The comparison of the best overall response rates for the M-Vax and control groups will be used as the basis for an expected initial Biologics License Application (BLA) submission under 21 CFR 601 Subpart E, which provides for accelerated approval using a surrogate endpoint in certain life threatening diseases. The analysis of overall survival will be performed when patients have reached the two-year point.

The protocol is based on published data showing that administration of M-Vax alone can induce clinically meaningful anti-tumor responses in patients with stage IV melanoma. Moreover, data from other clinical trials and from animal models suggest that the addition of low dose IL2, properly timed, can greatly increase anti-tumor response rates. Finally, because IL2 will be given at a low dose, AVAX expects that its use will not be limited by serious toxicity.

"We're very pleased to have reached agreement with the FDA on the design of this important clinical trial as it provides a well defined pathway for pursuit of marketing approval of M-VAX,” said Richard P. Rainey, President of AVAX. "We are currently in final discussions with the Agency on our potency assay for the AC Vaccine Technology.”

Initiation of AVAX’s Phase III clinical trial will occur after demonstrating to the FDA the effectiveness of the potency assay that was previously proposed by the Company. AVAX is in the process of preparing its data submission for review by FDA. Vaccine production to source the Phase III study will be manufactured by Génopoïétic, AVAX’s wholly owned subsidiary at their cGMP facility located in Lyon France.

The planned study will be conducted at Centers in the U.S., Europe and Australia. Based upon initial assessments of study initiation, expected enrollment times and occurrence of events it is currently estimated that the interim study data analysis of response rate could occur in 2008 with the final response rate evaluation expected in 2010 and overall survival data generated in the 2012-2013 timeframe. The Company will update and monitor the study progress quarterly and annually in its reports filed with the Securities and Exchange Commission.

About M-Vax (the AC Vaccine Product Candidate for the Treatment of Melanoma)

The AC Vaccine is a therapeutic treatment prepared by attaching a small chemical to the patient’s tumor cells in a process known as haptenization. This hapten modification allows the tumor cells to stimulate a T cell-based immune response to a patients own tumor cells. An early indicator of T cell immune activity is Delayed Type Hypersensitivity (DTH). A previously published article in the Journal of Clinical Oncology, February 2004 reported actual five-year survival data for a group of 214 patients with clinically evident Stage III melanoma treated with the AC Vaccine following surgery. The study demonstrated five-year survival of 45% and showed a highly statistically significant relationship between survival and DTH to patients’ own tumor cells. Notably, based upon these results, DTH appears to be a viable “surrogate marker” for survival and an early indicator for clinical effectiveness of current and future product candidates. Previously clinical trials in ovarian and renal cell carcinoma, demonstrated strong DTH responses consistent with those reported for melanoma patients.

About Malignant Melanoma

The American Cancer Society reports that cancer of the skin is the most common of all cancers. Melanoma currently accounts for about 4% of skin cancer cases but is responsible for 80% of skin cancer deaths annually. It is estimated that there will be 55,100 new cases of melanoma in the U.S. with approximately 14% diagnosed as late stage metastatic melanoma. Worldwide it is expected that approximately 132,000 people will be diagnosed with melanoma and approximately 37,000 people are expected to die of the disease each year.

About AVAX Technologies, Inc.

AVAX Technologies, Inc. is a biotechnology company with operations in the United States and Europe. The Company is engaged in the research, clinical and commercial development of biological products and cancer therapeutics. AVAX’s AC Vaccine platform is a therapeutic treatment for cancer. In addition, the Company performs contract-manufacturing services for biological products to other pharmaceutical and biotechnology companies.

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Except for statements that are historical, the statements in this release are "forward-looking" statements that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve significant risks and uncertainties, and in light of the significant uncertainties inherent in such statements, the inclusion of such information should not be regarded as a representation by AVAX that the objectives and plans of the Company will be achieved. In fact, actual results could differ materially from those contemplated by such forward-looking statements. Many important factors affect the Company's prospects, including (1) the results of clinical and laboratory testing of its vaccine technologies, including particularly the results of the planned Phase III clinical trial for M-Vax discussed in this release (2) possible future FDA or AFSSAPS questions regarding the Company's products and manufacturing processes, including the Company’s discussions with the FDA regarding an acceptable potency assay for M-Vax, (3) the Company’s current need for additional capital to continue its development programs, and to fund the planned Phase III clinical trial for M-Vax, (4) the Company's ability to maintain its rights under license agreements and to meet funding requirements under its license agreements, (5) the Company's ability to demonstrate the safety and efficacy of product candidates at each stage of development and to meet applicable regulatory standards and receive required regulatory approvals, (6) the Company’s ability to manufacture, receive and ship its vaccine products for clinical and commercial distribution, as well as other risks detailed from time to time in AVAX's public disclosure filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2005. AVAX does not undertake any obligation to release publicly any revisions to these forward-looking statements or to reflect the occurrence of unanticipated events.

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